Exhibit 99.1

2020 Calamos Court Naperville, IL 60563-2787 www.calamos.com News Release
FOR IMMEDIATE RELEASE
Contact:
Jennifer McGuffin, Public Relations Manager
Calamos Advisors LLC
Direct: 630.245.1780
Cell: 630.328.3566
Fax: 630.245.6840
jmcguffin@calamos.com
Calamos Investments Statement on ARPS lawsuit for Convertible Opportunities and Income Fund (NYSE: CHI)
Naperville, Illinois, September 15, 2010 – Calamos Investments announced that a law firm has filed a putative class action lawsuit, purportedly on behalf of a class of common shareholders of Calamos Convertible Opportunities and Income Fund (NYSE: CHI), alleging breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and unjust enrichment in connection with the redemption of auction rate preferred securities following the collapse of auction markets in February 2008. The lawsuit was filed in the U.S. District Court for the Northern District of Illinois.
The named defendants include Calamos Asset Management, Inc., Calamos Advisors LLC, the Calamos Convertible Opportunities and Income Fund, current trustees and one former trustee of such Fund. Calamos Advisors and Calamos Asset Management believe the lawsuit is without merit and intend to defend themselves vigorously against the charges.
This case, although filed on behalf of a different named plaintiff, asserts the same purported claims as a similar class action filing that was made and recently dismissed in U.S. District Court, and subsequently re-filed in state court in Illinois.
About Calamos
Calamos Investments is a globally diversified investment firm offering equity, fixed-income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals around the world via separately managed accounts and a family of open-end and closed- end funds, providing a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
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